Exhibit 10.1
May 3, 2019

Hayden Brown

Re: Your New Role

Dear Hayden:

I am very pleased to confirm your new role of Chief Marketing and Product Officer, effective as of April 1, 2019. You will continue reporting to me.

In consideration for your new role, we have made the following changes to your compensation, effective as of April 1, 2019. Each of these changes is contingent upon you leading Upwork’s marketing and product departments.

Cash Compensation. Effective April 1, 2019, your base salary will be an annualized rate of $462,250 per year. $362,250 of your salary will be payable in accordance with the Company’s standard payroll schedule. The remaining $100,000 of your annualized salary will be paid in four equal installments on the last pay period of the quarter.
Bonus. Starting April 1, 2019, your target bonus eligibility under the Company’s omnibus performance bonus plan (the “Bonus Plan”) will increase to 50% of your salary payments, exclusive of any other earnings, such as bonus, premium, or pay during leave, meaning the bonus is effectively pro-rated if you are on a leave of absence. Your bonus eligibility is subject to the terms of the Bonus Plan.
Equity. In consideration for the increased scope of your role, the Company will request that the Compensation Committee (the “Committee”) of the Board of Directors of the Company grant you restricted stock units (the “RSUs”) covering 61,760 shares of Common Stock of the Company. The RSUs will be subject to the terms and conditions of the Company’s 2018 Equity Incentive Plan (the “Plan”) and the applicable restricted stock unit award agreement. We will ask the Committee to grant the RSUs according to the following vesting schedule: provided you remain in service on each applicable vesting date and lead both Upwork’s marketing and product departments, 6.25% of shares subject to the RSUs will vest in equal quarterly installments over the next sixteen (16) quarters of continuous service in the requisite role, as described in the applicable restricted stock unit award agreement. Each vesting date will take place on the 18th day of the third month of the quarter, with the first vesting date taking place on June 18, 2019. RSUs that vest will be settled in shares of the Company’s Common Stock in accordance with the terms of the Plan and the applicable restricted stock unit award agreement. You will be responsible for applicable withholding taxes that become due upon settlement of the RSUs.
All other terms of your employment remain the same.

Entire Agreement. Except to the extent otherwise explicitly provided herein, this letter agreement, and the agreements incorporated herein by reference, supersede and replace any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company and constitutes the complete agreement between you and the Company regarding the subject matter set forth herein. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company other than you.

On behalf of the Company,

/s/ Stephane Kasriel
Stephane Kasriel
CEO

I agree to and accept continued employment with Upwork Inc. on the terms and conditions set forth in this agreement. I understand and agree that my employment with the Company is at will.

/s/ Hayden Brown
Hayden Brown

May 3, 2019
Today’s Date